Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated April 18, 2005, relating to the consolidated balance sheet as of December 31, 2003, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for each of the two years in the period ended December 31, 2003 of CitiSteel USA, Inc. and subsidiary, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 10, 2006